Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated September 12, 2013

Relating to Preliminary Prospectus Supplement dated September 12, 2013

Registration Statement No. 333-171697

ENERGY TRANSFER PARTNERS, L.P.

4.15% SENIOR NOTES DUE 2020

4.90% SENIOR NOTES DUE 2024

5.95% SENIOR NOTES DUE 2043

Pricing Term Sheet

Issuer:	Energy Transfer Partners, L.P.

Expected Ratings (Moody’s/S&P/Fitch)*:	Baa3/BBB-/BBB-

Security Type:	Senior Unsecured Notes

Pricing Date:	September 12, 2013

Settlement Date:	September 19, 2013 (T+5)

Use of Proceeds:	To repay all of the borrowings outstanding under the Trunkline LNG term loan and to repay borrowings outstanding under the revolving credit facility.

	4.15% Senior Notes	4.90% Senior Notes	5.95% Senior Notes
	due 2020	due 2024	due 2043

Maturity Date:	October 1, 2020	February 1, 2024	October 1, 2043

Principal Amount:	$700,000,000	$350,000,000	$450,000,000

Benchmark Treasury:	2.125% due August 31, 2020	2.500% due August 15, 2023	2.875% due May 15, 2043

Benchmark Yield:	2.328%	2.903%	3.872%

Spread to Benchmark:	+185 bps	+210 bps	+225 bps

Yield to Maturity:	4.178%	5.003%	6.122%

Coupon:	4.15%	4.90%	5.95%

Public Offering Price:	99.829%	99.181%	97.647%

Optional Redemption:

Make-Whole Call:	T + 30 bps prior to August 1, 2020	T + 35 bps prior to November 1, 2023	T + 37.5 bps prior to April 1, 2043

Call at Par:	On or after August 1, 2020	On or after November 1, 2023	On or after April 1, 2043

Interest Payment Dates:	April 1 and October 1 beginning April 1, 2014	February 1 and August 1 beginning February 1, 2014	April 1 and October 1 beginning April 1, 2014

CUSIP / ISIN:	29273RAX7 / US29273RAX70	29273RAY5 / US29273RAY53	29273RAZ2 / US29273RAZ29

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Citigroup Global Markets Inc. UBS Securities LLC

Co-Managers:	BBVA Securities Inc. DNB Markets, Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold a security and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a base prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC’s online database (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by contacting Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037, J.P. Morgan Securities LLC at (212) 834-4533, Citigroup Global Markets Inc. at (800) 831-9146 or UBS Securities LLC at (877) 827-6444 (ext. 561 3884).